EXHIBIT 97

BIONEXUS GENE LAB CORP. (the “Company”)

Policy on Recovery of Erroneously Awarded Compensation ("Clawback Policy")

1. Purpose

This Policy is established to comply with Section 10D of the Securities Exchange Act of 1934 and Rule 10D-1 thereunder, as well as Nasdaq Listing Rule 5608. The Policy provides for the recovery of certain incentive-based compensation awarded to current and former executive officers in the event the Company is required to prepare an accounting restatement.

2. Definitions

•	Accounting Restatement: A revision of previously issued financial statements due to material noncompliance with financial reporting requirements under federal securities laws.

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Covered Executive Officers: The Company's current or former "executive officers," as defined in Rule 10D-1 and Item 401(b) of Regulation S-K, including the CEO, CFO, principal accounting officer, and others designated by the Board.

•	Incentive-Based Compensation: Any compensation granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

3. Scope of Policy

This Policy applies to:

•	All incentive-based compensation awarded, earned, or vested on or after October 2, 2023.

•	Compensation received during the three completed fiscal years immediately preceding the date the Company is required to prepare a restatement.

4. Mandatory Recovery Requirement

If the Company is required to restate its financial statements due to material noncompliance:

•	The Company shall recover, reasonably promptly, from any Covered Executive Officer the amount of incentive-based compensation erroneously awarded.

•	The recoverable amount is the excess of the incentive-based compensation paid over what would have been paid based on the restated results.

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5. Board Authority and Discretion

•	No-Fault Standard: Recovery is required without regard to whether the Covered Executive Officer engaged in misconduct or was at fault.

•	Limited Exceptions: Recovery may be impracticable if:

o	The Company determines, after attempting reasonable efforts, that recovery would impose undue costs or violate home country law (with SEC opinion required).

o	Recovery would harm the Company's ability to operate as a going concern.

Any such exception must be documented and disclosed pursuant to SEC rules.

6. Recovery Process

The Board of Directors (or a designated committee) shall:

•	Determine the amount of excess incentive compensation.

•	Direct appropriate recovery actions, which may include repayment, cancellation, offset, or withholding.

The Company may pursue recovery through any means deemed appropriate under the circumstances, including legal action.

7. Disclosure Requirements

The Company shall:

•	File this Policy as an exhibit to its Annual Report on Form 10-K.

•	Disclose actions taken under this Policy, including:

o	Names of executive officers subject to recovery,

o	Amounts recovered,

o	Any amounts outstanding,

o	If recovery was not pursued and why.

8. No Indemnification

BGLC shall not indemnify any executive officer against the loss of any incentive-based compensation recovered pursuant to this Policy.

G. Administration

This Policy shall be administered by the Board or its designated committee, which shall have the authority to interpret and enforce the Policy in accordance with applicable law and regulations.

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10. Amendment or Termination

This Policy may be amended or terminated at any time by the Board of Directors, subject to applicable laws, SEC rules, and Nasdaq regulations.

11. Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to all incentive compensation awarded, earned, or vested on or after October 2, 2023, in accordance with SEC Rule 10D-1

12. Acknowledgment

All Covered Executive Officers shall be provided a copy of this Policy and shall execute an acknowledgment agreeing to comply with its terms.

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